                                                                  Exhibit (a)(1)

                           SAFEGUARD SCIENTIFICS, INC.

                  OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING
                  AN EXERCISE PRICE OF $15.00 PER SHARE OR MORE
                         FOR SHARES OF RESTRICTED STOCK

        THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JANUARY 22, 2002, UNLESS THE OFFER IS EXTENDED.


              Safeguard Scientifics, Inc., a Pennsylvania corporation (the "Company") hereby offers to exchange outstanding options to purchase shares of our common stock, $.10 par value per share, that were issued under the Company's 1990 Stock Option Plan, the 1999 Equity Compensation Plan and the 2001 Associates Equity Compensation Plan, all as amended to date (collectively, the "equity plans"), that have an exercise price of $15.00 per share or more (the "eligible options") and that are held by the current active employees of the Company who remain as employees on the date this offer expires. In return for each option tendered in this offer, the Company will issue shares of Company common stock in the form of "restricted stock" under the terms of the equity plans. As restricted stock, these shares will be subject to forfeiture and other restrictions until they vest under the terms of a new restricted stock award agreement between each tendering optionholder and us. The number of shares of restricted stock that each optionholder will receive has been calculated as described below, and the shares of restricted stock will be issued pursuant to the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this offer to exchange and the related election form, together with any amendments or supplements, as the "offer."

           For each eligible option share that is exchanged, you will receive a number of shares of restricted stock which is dependent on the exercise price of the option being exchanged as determined based upon the following table:

EXERCISE PRICE PER SHARE OF EXCHANGED OPTION                   NUMBER OF RESTRICTED SHARES RECEIVED
$15.00 to and including $29.99                                1/2 (one-half) of one Restricted Share

$30.00 to and including $40.00                                1/4 (one-quarter) of one Restricted Share

More than $40.00                                              1/6 (one-sixth) of one Restricted Share

           The restricted stock issued in exchange for tendered options will be issued under the equity plans. The restricted stock you receive for tendered options will vest on the later of (i) the date which is 180 days after the restricted stock is issued, or (ii) the date on which an unvested eligible option which is being exchanged would have vested, assuming you meet the requirements for vesting specified in the restricted stock award agreement. As a result, you may receive restricted stock with a new vesting schedule in exchange for options that have already vested. If a Change of Control occurs, the restricted stock will vest immediately. Also, if you are terminated by Safeguard without cause prior to the date the restricted stock would otherwise vest, the restricted stock will still vest on the original vesting date of the restricted stock. (See

Section 8.)

              We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Cover Letter (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

              All options properly tendered and not thereafter validly withdrawn will be exchanged in accordance with and subject to the terms and the conditions of the offer. If you tender any of the eligible options held by you, you must tender all of the eligible options that you hold. However, you are not required to tender any of your options.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER OPTIONS. WE HAVE BEEN ADVISED THAT MOST OF OUR EXECUTIVE OFFICERS INTEND TO TENDER OPTIONS PURSUANT TO THIS OFFER.

           Shares of our common stock are quoted on the New York Stock Exchange under the symbol "SFE." On December 20, 2001, the closing price of our common stock on the New York Stock Exchange was $3.37 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

           You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Exchange or the Cover Letter to Deirdre Blackburn at (610) 975-4943 or N. Jeffrey Klauder at (610) 975-4984.

                                    IMPORTANT

         REGARDLESS OF WHETHER YOU ACCEPT OR REJECT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO THE DEIRDRE BLACKBURN BEFORE 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JANUARY 22, 2002 (I.E., JUST PRIOR TO 12:01 A.M. ON JANUARY 23, 2002), IN PERSON IF POSSIBLE. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION LETTER AGREEMENTS FOR YOUR ELIGIBLE OPTIONS TO EFFECTIVELY ELECT TO ACCEPT THIS OFFER.

              WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU

MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

         We are not making this offer to, and we will not accept any options from, option holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

           The information about this offer from Safeguard is limited to this document and the enclosed Cover Letter.

                                TABLE OF CONTENTS


                                                                                                                 PAGE
Summary Term Sheet                                                                                                1

The Offer                                                                                                         10
           1.       Number Of Shares of Restricted Stock; Expiration Date                                         10
           2.       Purpose Of The Offer                                                                          11
           3.       Procedures                                                                                    11
           4.       Change In Election                                                                            12
           5.       Acceptance Of Options For Exchange And Cancellation And Issuance Of
                    Restricted Stock                                                                              13
           6.       Conditions Of The Offer                                                                       13
           7.       Price Range Of Common Stock                                                                   13
           8.       Source And Amount Of Consideration; Terms Of Restricted Stock                                 14
           9.       Information About Safeguard Scientifics, Inc.                                                 16
          10.       Interests Of Directors And Officers; Transactions And Arrangements
                    About The Options                                                                             17
          11.       Status Of Options Acquired By Us In The Offer; Accounting
                    Consequences Of The Offer                                                                     17
          12.       Legal Matters; Regulatory Approvals                                                           18
          13.       Material U.S.  Federal Income Tax Consequences                                                18
          14.       Extension Of Offer; Termination; Amendment                                                    19
          15.       Fees And Expenses                                                                             20
          16.       Additional Information                                                                        20
          17.       Forward Looking Statements; Miscellaneous                                                     21

           Schedule A  Information About The Directors And Executive Officers                                     22
                       Of Safeguard Scientifics, Inc.

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Cover Letter because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q.1.     WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all stock options having an exercise price of $15.00 per share or more that are outstanding under our equity plans, other than options held by individuals who are not active employees of Safeguard on the date this offer is made or who will not be active employees of Safeguard on the date it expires. In return for your tender of eligible options, you will receive a certain number of restricted shares of our common stock, which we refer to as "restricted stock". If you elect to accept this offer, you must exchange pursuant to this offer all eligible options held by you. (See Section
1) We use the term "equity plans" to refer to the following plans: the 1990 Stock Option Plan, the 1999 Equity Compensation Plan and the 2001 Associates Equity Compensation Plan, all as amended to date. Persons who were executive officers of Safeguard on December 1, 2001 will not be eligible to participate in this offer.

Q.2. HOW MANY SHARES OF RESTRICTED STOCK WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

         For each eligible option that is exchanged, you will receive a number of shares of restricted stock which is dependent on the exercise price of the option being exchanged as determined based upon the following table:


EXERCISE PRICE PER SHARE OF EXCHANGED OPTION                 NUMBER OF RESTRICTED SHARES RECEIVED

$15.00 to and including $29.99                               1/2 (one-half) of one Restricted Share

$30.00 to and including $40.00                               1/4 (one-quarter) of one Restricted Share

More than $40.00                                             1/6 (one-sixth) of one Restricted Share


The exact number of option shares that you have now is set forth in the enclosed personalized election form. (See Section 5)

         Here are some examples:

         - If you return an eligible option to purchase 1,000 shares of common stock at an exercise price of $42 per share, you will receive 167 shares of restricted stock (1/6 times 1,000 shares equals 167 shares).

         - If you also return an eligible option to purchase 500 shares of common stock at an exercise price of $32, you will receive 125 shares of restricted stock (1/4 times 500 equals 125 shares).

           You will not be required to pay cash for the shares of restricted stock you receive. However, there are tax consequences upon the vesting of shares of restricted stock that may require you to sell shares at that time in order to satisfy the tax liability if you do not have other available cash or other assets that can be liquidated to satisfy such tax liability. (See Question 19 and Section 13)

              The amount of restricted stock you will receive was determined based on the value of your options, as set forth in Schedule A of the personalized election form which is being delivered to you with this offer. We retained PriceWaterhouse Coopers, an executive compensation consultant, to help us calculate the value of the options.


Q.3.       WHAT IS RESTRICTED STOCK?

           Unlike options, where the option holder has only a right to purchase shares of common stock at a certain price, when you receive restricted stock you will become a holder of actual shares, issued at no additional cost to you, of Safeguard's common stock. These shares are considered "restricted" because they will be subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares "vest". The forfeiture and transfer restrictions will be set forth in a restricted stock agreement entered into by you and us. (See Question 8) Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. (See Section 19 and Section 13)

Q.4.       WHY ARE WE MAKING THE OFFER?

              We are making this Offer for compensatory purposes and to further advance our corporate compensation philosophy. We as a company are committed to the concept of employees as owners because we believe that it helps us attract and retain the very best people. In light of the recent stock market volatility, especially for technology stocks, we believe that many of our outstanding options are not achieving the purpose for which they were intended. The options that we are offering to purchase have exercise prices ranging from $20.00 to $89.72 per share, while the closing price of our common stock on December 18, 2001, as reported on the NYSE, was $3.80 per share. By making this offer to purchase, we expect to be able to provide better performance and retention incentives to these employees which are aligned with stockholder interests, thereby maximizing stockholder value.

Q.5. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

           If you accept this offer with respect to any eligible option, you must exchange all of your eligible options. (See Section 1). However, you are not required to exchange any of your eligible options.

Q.6.       ARE THERE CONDITIONS TO THE OFFER TO EXCHANGE?

         There are no specific conditions to this offer. However, upon expiration of this offer (which will be on January 22, 20021 at 12:00 midnight eastern standard time unless we extend it), we will decide either to accept all of the properly tendered options or to reject them all. (See Section 6.)

Q.7. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE RESTRICTED STOCK?

         You must be an active employee of Safeguard on the date this offer is made and you must continue to be an active employee of Safeguard on the date it expires. If you are not an active employee of Safeguard on either of those dates, you will not be eligible to accept this offer. Persons who were executive officers of Safeguard on December 1, 2001 will not be eligible to participate in this offer.

Q.8.       WHEN WILL I RECEIVE MY RESTRICTED STOCK?

         The grant of the restricted stock will be effective as of the date this offer expires, which will be January 22, 2002 unless we extend this offer or unless we decide to reject all tendered options. (See Section 6.) We expect to distribute the restricted stock agreements within approximately two weeks after the expiration of this offer. (See Section 5.) Your award of restricted stock will be evidenced by a restricted stock agreement between you and us, and you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in our custody. As the shares vest, assuming you have signed the required restricted stock agreement and all of the necessary related documents, they will be transferred to you, subject to payment of applicable withholding taxes. (See Questions 12 and 19)

Q.9.       WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK?

           The restricted stock will vest as follows:

         - Restricted stock which is issued in exchange for stock options which have already vested at the date of the exchange (or the vested portion of any stock options) will vest on the date that is six months after the date of exchange, assuming you are still employed by us on the vesting date.

         - Restricted stock which is issued in exchange for stock options which have not already vested at the date of the exchange (or the unvested portion of any stock options) will vest on the later of the date that is six months after the date of exchange or the date the exchanged options would have vested pursuant to their original terms, assuming you are still employed by us on the vesting date.

         - If there occurs a Change of Control after the date of the exchange, the restricted stock will vest immediately.

         - If you are terminated by Safeguard without cause after the date of the exchange and prior to the date the restricted stock would otherwise vest, the restricted stock will still vest on the original vesting date of the restricted stock date.

         For example, assume that the exchange date is January 22, 2002 and you receive 1,000 shares of restricted stock in exchange for 1,000 options which are vested and 1,000 options which will vest on September 30, 2002. Assuming you are still employed by us:

         -  On July 22, 2002, 500 shares will vest and become nonforfeitable.

         - On September 30, 2002, 500 shares will vest and become nonforfeitable.

         - The above vesting schedules are subject to payment of applicable withholding taxes. (See Question 19)

         - Note that if your employment is terminated by the Company without cause prior to a vesting date, the shares that would vest on subsequent vesting dates will still vest at those subsequent vesting dates.

Q.10. WHAT IF I AM AN EMPLOYEE OF SAFEGUARD WHEN THE OFFER EXPIRES, BUT I WILL NOT BE AN EMPLOYEE SIX MONTHS FROM THE EXCHANGE DATE OR ANY LATER DATE WHEN THE SHARES OF RESTRICTED STOCK BEGIN TO VEST?

           Once you exchange your stock options for restricted stock in this offer, you will no longer own the stock options and you will therefore lose the right to exercise the stock options. Further, you will need to wait at least six months before your new restricted stock vests and is able to be sold.

           If you terminate your employment or if Safeguard terminates your employment with "cause" prior to the date that the restricted shares vest, you will not be entitled to receive the restricted shares that vest on or after the date that you are no longer an employee. As a result, if you exchanged vested options in this offer and you terminate your employment or Safeguard terminates your employment with "cause" prior to the day that is six months after the exchange date, when the shares of restricted stock would begin to vest, you would lose you right to receive any of the restricted shares issued to you in the exchange.

           If however, you are still employed by Safeguard on the date that the restricted shares vest, or if your employment has been terminated by Safeguard without cause prior to that date, your restricted shares will vest, and will be released to you (subject to payment of applicable withholding taxes), on the scheduled vesting date for the restricted stock.

           As a result, you should carefully consider the advantages and disadvantages of participating in this exchange. (See Section 8.)

Q.11     WHAT ARE THE OTHER RESTRICTIONS ON THE RESTRICTED STOCK?

           The restrictions on the restricted stock you will receive in this exchange will be set forth in the restricted stock agreement. Restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in our custody.

Q.12.    WILL I RECEIVE A STOCK CERTIFICATE REPRESENTING THE RESTRICTED STOCK?

           Your award of restricted stock will be evidenced by the restricted stock agreement between you and us, and you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in our custody. Once the restricted stock has vested, the stock will no longer be subject to forfeiture. (See Section 8.) In order to meet our withholding obligations that will arise when this happens, you must pay to us the amount of all applicable withholding taxes attributable to the vested shares. We will not deliver to you a certificate evidencing the restricted shares until you have made arrangements satisfactory to us for the payment of such withholding taxes. (See Section 13.)

Q.13. AM I ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF RESTRICTED STOCK WHILE THE STOCK IS SUBJECT TO RESTRICTION?

              Yes, you will have dividend, voting and other stockholder rights with respect to any restricted stock you receive in the offer as of the date we issue the restricted stock to your account. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

Q.14.    WILL THE RESTRICTED STOCK EVER EXPIRE?

           Shares of restricted stock do not need to be "exercised" after they vest. Accordingly, unlike options, the restricted stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares outright. As a result, the stock will be yours to hold, and, after it vests, you are free to transfer or sell as you desire, subject to applicable securities laws and payment of applicable withholding taxes.

Q.15. WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE USED TO EXCHANGE FOR MY OPTIONS?

              The restricted stock to be offered to option holders will be issued under the Safeguard 1999 Equity Compensation Plan and the 2001 Associates Equity Compensation Plan and will be drawn from the pool of common stock currently authorized for issuance under those equity plans. Restricted shares to be issued in this offer to all employees other than our executive officers will be issued under the 2001 Associates Equity Compensation Plan, and restricted shares to be issued in this offer to our executive officers will be issued under the 1999 Equity Compensation Plan. The material terms of the awards of restricted stock issued in exchange for tendered options will be the same under both plans. All options exchanged in the offer will be cancelled, thereby permitting the issuance of the restricted stock and providing additional stock for future awards under the equity plan pursuant to which the option was originally granted (except for options originally issued under the 1990 Stock Option Plan which will be cancelled and will not be available for future grants). (See Section 11)

Q.16.    HOW DOES A LEAVE OF ABSENCE IMPACT THE OFFER?

              Under the Safeguard option plan and the terms of the restricted stock agreement between you and us, the Board of Directors has the discretion to determine how a leave of absence will affect the other terms of your restricted stock, including the vesting.

Q.17.    WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

           There will be no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code. (See Section 13.) In the event you make a
Section 83(b) election you will be required to pay us an amount equal to the withholding tax obligation that arises at that time. If you do not make such an election, upon vesting in the restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of such restricted stock, based on the average of the high and low prices of our common stock on the vesting date (or the last trading day prior to the vesting day if there were no trades on the vesting date). In order to meet our withholding obligations that will arise when this happens, you must pay to us the amount of all applicable withholding taxes attributable to the vested shares. We will not deliver to you a certificate evidencing the restricted shares until you have made arrangements satisfactory to us for the payment of such withholding taxes. (See Section 13)

Q.18. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

           You will not be subject to current income tax if you elect not to exchange your eligible incentive stock options for restricted stock.

           We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the period of time that you are required to hold the options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. (See Section 13) However, any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of your stock options.

Q.19.    HOW WILL WITHHOLDING TAXES BE HANDLED WHEN MY RESTRICTED STOCK VESTS?

           Unless you make an election under Section 83(b) of the Internal Revenue Code, as your restricted stock vests, you will be required to recognize ordinary income in an amount equal to the fair market value of the vesting shares, based on the average of the high and low prices of our common stock on the vesting date (or the last trading day prior to the vesting day if there were no trades on the vesting date). This means that the ordinary income will be reflected on your year-end W-2 and we will have an obligation to withhold certain federal and state income and payroll taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. In order to facilitate the payment of this withholding tax obligation, you will be obligated to pay to Safeguard the amount of this withholding tax obligation as a condition to receiving the certificate evidencing your vested restricted shares. In the event that you do not pay to Safeguard the amount of the withholding tax obligation on a timely basis, Safeguard will have the right to make other arrangements to satisfy the withholding obligations. Consequently, Safeguard reserves the right to sell vested restricted shares for your account and apply the proceeds to the withholding tax obligation or to set-off against the withholding tax obligation other payments from Safeguard to which you may be entitled. (See Section 13)

Q.20. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

           The offer expires on January 22, 2002, at 12:00 midnight, eastern standard time (i.e., just prior to 12:01 a.m. on January 23, 2002), unless we extend it. No exceptions will be made to this deadline.

           Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will announce the extension to all optionholders who are eligible to participate in this offer no later than 9 a.m., eastern standard time, on January 23, 2002. (See Section 14)

Q.21.    WHAT DO I NEED TO DO?

WHETHER YOU ACCEPT THE OFFER OR NOT, YOU NEED TO MAKE YOUR ELECTION AND SIGN THE ELECTION FORM AND DELIVER IT TO DEIRDRE BLACKBURN BEFORE 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JANUARY 22, 2002 (i.e., JUST PRIOR TO 12:01 A.M. ON JANUARY 23, 2002) UNLESS THE OFFER IS EXTENDED.

         Your election will be effective only upon RECEIPT by Deirdre Blackburn. To ensure timely delivery we recommend that you make every effort to hand deliver your completed election form. If hand delivery is not feasible, we recommend that you send it by fax or, if necessary, by mail, and then follow up with a telephone call or email to confirm receipt by the deadline. You should review the Offer, the Cover Letter, the election form and all of their attachments before making your election. We will only accept a paper copy of your election form. Delivery by email will not be accepted.

           If we extend the offer beyond January 22, 2002, then you must sign and deliver the election form before the extended expiration of the offer. We may reject any eligible options to the extent that we determine the election form is not properly completed, does not comply with the terms of this offer, or to the extent that we determine it would be unlawful to accept the options. If you do not sign and deliver the election form before the offer expires, it will have the same effect as if you rejected the offer. (See Section 3)

Q.22.    DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

           You may change your previous election at any time before this offer expires, which is scheduled for 12:00 midnight, eastern standard time, on January 22, 2002. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a change of election form to Deirdre Blackburn. You may change your election more than once. In addition, you will also have the right to withdraw your tendered options after the expiration of forty business days from the date of commencement of this offer unless your tendered options have been accepted by that time. We intend to make our decision to either accept all properly tendered options or to reject them all on the business day after this offer expires. (See Sections 4 and 6)

Q.23. DO I HAVE TO RETURN AN ELECTION FORM IF I DO NOT WANT TO EXCHANGE MY OPTIONS?

           Whether you accept the offer or not, you need to complete and deliver the election form to Deirdre Blackburn by the deadline specified above. (See Question 21)

Q.24. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

           Nothing. If you do not accept the offer, or if we do not accept any returned options (see Question 6), you will keep all of your eligible options and you will not receive any restricted stock. No changes will be made to your current options. However, if you currently have incentive stock options that are eligible options under this offer and you do not accept the offer, see Question 18 above.

Q.25.    WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

           Although the Compensation Committee of our Board of Directors has approved this offer, it recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. The Compensation Committee is not making a formal recommendation to employees as to whether or not to accept this offer. However, if you anticipate that you will not be an employee of Safeguard or aligne, inc. when the shares begin to vest, see the discussion in Question 10 above.

Q.26.    WHAT IF I AM AN EMPLOYEE OF ONE OF SAFEGUARD'S SUBSIDIARIES?

           This offer is being limited to employees of Safeguard and aligne, inc. As a result, if you are an employee of one of our subsidiaries, other than aligne, Inc., you are not eligible to participate.

Q.27.    IS THERE ANY INFORMATION REGARDING SAFEGUARD THAT I SHOULD BE AWARE OF?

           Your decision of whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business. These risks include, but are not limited to, the limited operating history of many of our partner companies, anticipated losses at Safeguard and many of our partner companies, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, management of potential growth, and risks associated with new business areas and new technology business ventures. You should talk to your personal advisors regarding these and other risks.

           In addition, before making your decision you should carefully review the information about Safeguard set forth in Section 9 of this document. This information includes an update on certain recent events affecting our business and explains where you can find additional information about us, including by referring to certain financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 that were filed with the Securities and Exchange Commission. As described in
Section 9, copies of portions of our Annual Report and Quarterly Reports have been included with this document in the package we mailed to you. (See Section
9)

Q.28.    WHAT ARE THE ACCOUNTING CONSEQUENCES TO SAFEGUARD OF MAKING THIS OFFER?

         Neither the shares of restricted stock issued in exchange nor the eligible options will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense as the restricted stock vests based on the stock's value on the applicable date of grant. (See Section 11)

Q.29.    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact:

         -  Deirdre Blackburn at (610) 975-4943;

         -  N. Jeffrey Klauder at (610) 975-4984.

You should consult your personal advisors if you have questions about your financial or tax situation.

                                    THE OFFER

1.         NUMBER OF SHARES OF RESTRICTED STOCK; EXPIRATION DATE.

           We are offering to exchange shares of restricted stock in return for all eligible options. Eligible options are all outstanding options that have an exercise price of $15.00 per share or more that are outstanding under the following option plans, which we refer to as our equity plans: the Safeguard 1999 Equity Compensation Plan and the Associates 2001 Equity Compensation Plan. These equity plans are all considered employee benefit plans as defined in Rule 405 under the Securities Act. In order to participate you must be an active employee of Safeguard Scientifics, Inc. or its wholly-owned subsidiary, aligne, Inc., on the date this offer is made and must continue to be an active employee of Safeguard Scientifics, Inc. on the date this offer expires. Persons who were executive officers of Safeguard on December 1, 2001 will not be eligible to participate in this offer.

           If you elect to participate in this offer with respect to any eligible option, you must participate with respect to all eligible options that you hold.

           Our offer is subject to the terms and conditions described in this offer and the Cover Letter. We will not accept options unless your election form is properly returned and not validly withdrawn in accordance with Section 5 of this Offer before the offer expires on the "expiration date" as defined below.

           For each eligible option share that is exchanged, you will receive a fraction of a share of restricted stock. The exact number of eligible option shares that you have now is set forth in the enclosed personalized election form. You will not be required to pay cash for the shares of restricted stock you receive in the exchange. However, as further discussed in Section 13 below, there are tax consequences upon the vesting of shares of restricted stock that will require you to pay Safeguard the amount of any applicable federal and state withholding tax attributable to the vested shares. We will not issue any fractional shares of restricted stock, and will round up all fractional shares. All shares of restricted stock will be issued under one of the equity plans and pursuant to a restricted stock agreement between you and us.

           The term "expiration date" means 12:00 midnight, eastern standard time, on January 22, 2002 (i.e., just prior to 12:01 a.m. on January 23, 2002), unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer and Section 6 for a description of our rights to accept all of the properly tendered options or to reject them all.

         If we decide to take any of the following actions, we will notify all option holders who are eligible to participate in this offer:

           - increase or decrease what we will give you in exchange for your options; or

           - increase or decrease the number or type of options eligible to be exchanged in the offer.

           If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is published.

           A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern standard time.

2.         PURPOSE OF THE OFFER.

           We are making this offer for compensatory purposes and to further advance our corporate compensation philosophy. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

           Although the Compensation Committee of our Board of Directors has approved this offer, it recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. The Compensation Committee is not making a formal recommendation to employees as to whether or not to accept this offer. However, if you anticipate that you will not be an employee of Safeguard or aligne, inc. when the shares begin to vest, see the discussion in Question 10 above.

3.         PROCEDURES.

           MAKING YOUR ELECTION. To accept or reject this offer, you must make your election on the election form and sign and deliver it to Deirdre Blackburn before the expiration date. Your election will be effective upon RECEIPT by Ms. Blackburn. To ensure timely delivery we recommend that you make every effort to hand deliver your completed election form. If hand delivery is not feasible, we recommend that you send it by fax or, if necessary, by mail, and then follow up with a telephone call or email to confirm receipt by the deadline. REGARDLESS OF WHETHER YOU ACCEPT OR REJECT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO MS. BLACKBURN BY THE DEADLINE. We will only accept a paper copy of your election form. Delivery by email will not be accepted. You do not need to return your stock option letter agreements for your eligible options to effectively elect to accept the offer.

           DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options, and the validity, form, eligibility (including time of receipt) and acceptance of election forms and change of election forms. Our determination of these matters will be final and binding on all parties. We may reject any election form, change of election form or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. As described in Section 6, we will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this Offer expires. We may waive any defect or irregularity in any election form or change of election form with respect to any particular options or any particular option holder, provided that if we waive a particular type of defect or irregularity for any particular option holder, we will waive the same type of defect or irregularity for all option holders. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

           OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange your options and you return your eligible options according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of eligible options that are properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this offer on the business day after this offer expires. In addition, you will be required to enter into a restricted stock agreement governing the terms of your restricted stock.

4.         CHANGE IN ELECTION.

           You may only change your election by following the procedures described in this Section 4. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all your eligible options. No partial rejection of eligible options will be accepted. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange your options, you must accept the offer with respect to all your eligible options. We will only accept a paper copy of your change of election. Delivery by email will not be accepted.

           You may change your election at any time before this offer expires, which is scheduled for 12:00 midnight, eastern standard time, on January 22, 2002 (i.e., just prior to 12:01 a.m. on January 23, 2002). If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer.

           To change your election, you must deliver a change of election form and a new election form to Deirdre Blackburn before the offer expires. (See
Section 3) The change of election form must be signed and dated by you and have your name and social security number on it. The new election form also must be signed and dated by you and must clearly indicate whether you elect to accept or reject the offer. You will have the right to withdraw your tendered options after the expiration of forty business days from the date of commencement of this offer unless your tendered options have been accepted by that time. As discussed in Section 6, we intend to make our decision to either accept all properly tendered options or to reject them all on the business day after this offer expires.

           Neither we nor any other person is obligated to give notice of any defects or irregularities in any change of election form or a new election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of change of election forms and new election forms. Our determinations of these matters will be final and binding.

5.         ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION

   AND ISSUANCE OF RESTRICTED STOCK.

           On the terms and subject to the conditions of this offer, if we decide to accept all properly tendered options as described in Section 6, we will exchange the eligible options and cancel all options properly returned and not validly withdrawn before the expiration date. Within approximately two weeks after expiration of this offer, you will receive your new restricted stock agreement. The exchange date, and the effective issue date for the shares of restricted stock, will be January 22, 2002 unless the offer is extended.

           For each eligible option share that is exchanged, you will receive a number of shares of restricted stock which is dependent on the exercise price of the option being exchanged as determined based upon the following table:

EXERCISE PRICE PER SHARE OF EXCHANGED OPTION              NUMBER OF RESTRICTED SHARES RECEIVED
--------------------------------------------              ------------------------------------
$15.00 to and including $29.99                            1/2 (one-half) of one Restricted Share

$30.00 to and including $40.00                            1/4 (one-quarter) of one Restricted Share

More than $40.00                                          1/6 (one-sixth) of one Restricted Share

The exact number of eligible option shares that you have now is set forth in the enclosed personalized election form.

           If you are not an active employee of Safeguard on the date this offer is made or you are not an active employee on the date it expires, you will not be eligible to accept this offer.

6.         CONDITIONS OF THE OFFER.

           Upon expiration of this offer (which will be on January 22, 2002 at 12:00 midnight eastern standard time unless we extend it), we will promptly decide to either accept all of the properly tendered options or to reject them all. If we decide to reject them all, we will communicate this to you by 5:00 p.m. eastern standard time on the business day after this offer expires (which will be on January 22, 2002 unless we extend it). If we accept all of the properly tendered options they will be exchanged and cancelled as described herein. If we reject them all, you will keep all of your current options and you will not receive any restricted stock. This condition to the offer is for our benefit and the decision to accept or reject all properly tendered options is in our sole discretion.

7.         PRICE RANGE OF COMMON STOCK

           Our common stock is quoted on the New York Stock Exchange under the symbol "SFE". The following table sets forth, for the periods indicated, the high and low sale price per share of our common stock on the New York Stock Exchange.

                                                                              High               Low
                                                                              ----               ---
Year ended December 31, 1999

           First Quarter                                                       $24.63              $9.17

           Second Quarter                                                       40.00              19.13

           Third Quarter                                                        25.50              15.85

           Fourth Quarter                                                       61.81              22.63

Year ended December 31, 2000

           First Quarter                                                        99.00              43.71

           Second Quarter                                                       68.38              29.00

           Third Quarter                                                        39.69              18.69

           Fourth Quarter                                                       21.44               4.50

Year ended December 31, 2001

           First Quarter                                                        12.81               4.60

           Second Quarter                                                        7.23               3.35

           Third Quarter                                                         5.00               1.55

           Fourth Quarter (through December 20, 2001)                            4.65               1.71


           As of December 20, 2001, the last reported sale price of our common stock, as reported by the New York Stock Exchange, was $3.37 per share.

           We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.         SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK.

           For each eligible option share that is exchanged, you will receive a number of shares of restricted stock which is dependent on the exercise price of the option being exchanged as determined based upon the following table:

EXERCISE PRICE PER SHARE OF EXCHANGED OPTION             NUMBER OF RESTRICTED SHARES RECEIVED
$15.00 to and including $29.99                           1/2 (one-half) of one Restricted Share

$30.00 to and including $40.00                           1/4 (one-quarter) of one Restricted Share

More than $40.00                                         1/6 (one-sixth) of one Restricted Share

The exact number of option shares that you have now is set forth in the enclosed personalized election form.

           As of December 20, 2001, there were issued and outstanding options to purchase 1,604,171 shares of our common stock that are eligible to participate in this Offer. If we receive and accept for exchange all outstanding eligible options, we will issue a total of approximately 436,852 shares of restricted stock, which would equal approximately .37% of the total shares of our common stock outstanding as of December 20, 2001.

           TERMS OF RESTRICTED STOCK. The restricted stock will be issued pursuant to the Safeguard equity plans and will be subject to all of the terms and conditions of the equity plans. Our statements concerning the Safeguard option plan and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Safeguard equity plans and the restricted stock agreement between you and us. The forms of restricted stock agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO which has been filed with the Securities and Exchange Commission (which we refer to as the SEC) and a sample is included with this document. Please contact Deirdre Blackburn at (610) 975-4943 or send an email to dblackburn@safeguard.com to receive copies of the Safeguard equity plans or form of restricted stock agreement. Copies will be furnished promptly at our expense.

           The shares of restricted stock you receive in exchange for tendered options accepted for payment will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution, in each case until the shares have vested.

         VESTING. The restricted stock will vest as follows:

         - Restricted stock which is issued in exchange for stock options which have already vested at the date of the exchange (or the vested portion of any stock option) will vest on the date which is six months after the date of exchange, assuming you are still an active employee of the Company on the vesting date.

         - Restricted stock which is issued in exchange for stock options which are have not already vested at the date of the exchange (or the unvested portion of any stock option) will vest on the later of the date which is six months after the date of exchange, or the date the exchanged options would have vested pursuant to their original terms, assuming you are still employed by us on the vesting date.

         - If there occurs a Change of Control Event after the date of exchange, the restricted stock will vest immediately

         - If you are terminated by Safeguard without cause after the date of exchange and prior to the date the restricted stock would otherwise vest, the restricted stock will still vest on the original vesting date of the restricted stock.

A "Change of Control Event" is: (i) any merger or consolidation which results in our voting securities outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of our voting securities or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act) (a "Person") of beneficial ownership of any of our capital stock if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) 50% or more of either (A) the then-outstanding shares of our common stock (the "Outstanding Company Common Stock") or (B) the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); PROVIDED, HOWEVER, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change of Control Event: (A) any acquisition directly from us, (B) any acquisition by us, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any corporation controlled by us, or (D) any acquisition by any corporation pursuant to a transaction in which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation which as a result of such transaction owns us or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; (iii) any sale of all or substantially all of our assets; or (iv) our complete liquidation.

           STOCK CERTIFICATES. Until your restricted stock vests, it will be held in our custody. You will not receive a stock certificate for the shares of restricted stock. Rather, your award of restricted stock will be evidenced by the restricted stock agreement between you and us which you must sign in order to receive any restricted stock. On each vesting date we will deliver to you certificates evidencing the vested restricted stock if you are still employed by us or are otherwise entitled to the vested shares, and if you have paid to us applicable withholding taxes.

           TAX CONSEQUENCES. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of shares of restricted stock and the eligible options, as well as the consequences of accepting or rejecting the shares of restricted stock under this offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

           REGISTRATION OF SHARES OF RESTRICTED STOCK. All shares of restricted stock issuable in connection with this exchange have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Safeguard, upon vesting you will be able to sell your shares of restricted stock free of any transfer restrictions under applicable securities laws.

        9. INFORMATION ABOUT SAFEGUARD SCIENTIFICS, INC.

           Safeguard is a leader in identifying, developing and operating emerging technology companies through our extensive network of partner companies and private equity funds (collectively, "affiliates"). We acquire developing technology companies, provide management support and operations services, and integrate these companies into our operating network. We focus on what we believe to be the most significant market sectors of the infrastructure technology industry. We believe our experience developing technology companies, our expertise in and focus on infrastructure technology, and the reach of our network enable us to identify and attract companies with significant potential for success in the infrastructure technology market.

           Safeguard was incorporated in Pennsylvania in 1953. Our principal corporate offices are located in Wayne, Pennsylvania. Safeguard common stock is listed on the New York Stock Exchange under the symbol "SFE".

           We continually evaluate strategic opportunities that may arise, including the acquisition or disposition of partner companies, additional capital infusions, joint ventures and the purchase or sale of assets. In addition, in connection with election of Anthony Craig as Chief Executive Officer and President of the Company in October 2001, management and the Board have engaged in the process of reviewing the Company's strategies, management and corporate governance. Except as otherwise described above (including changes that may result from those evaluation and review processes) or elsewhere in this offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

         - an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

         - a purchase or sale of a material amount of our assets or any subsidiary's assets;

         - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         - any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

         - any other material change in our corporate structure or business;

         - our common stock not being authorized for trading on the New York Stock Exchange;

         - our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

         -      the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

         - the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plans; or

         - a change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

     10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.

           A list of our directors and executive officers is attached to this offer as Schedule A.

           Except as set forth on Schedule A, neither we nor any of our directors or executive officers, nor any affiliates of us or our directors or executive officers, engaged in transactions involving the options during the 60 days prior to this Offer. Other than periodic purchases pursuant to the provisions of our option plan and ordinary course grants of stock options and restricted stock to employees, there have been no agreements, arrangements or understandings between us and any of our executive officers or any other person relating to the options.

           Persons who were executive officers of Safeguard on December 1, 2001 will not be eligible to participate in this offer. The Compensation Committee may determine after the date hereof to negotiate with one or more of its executive officers to exchange their option for shares of restricted stock on terms which may or may not be similar to the terms described in this offer.

    11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Options we acquire pursuant to the offer will be canceled and returned to the pool of shares available for issuance pursuant to the plans, except for those options which were issued under the 1990 Stock Option Plan which has been terminated. Such shares will be available for future awards to eligible employees and certain consultants and advisers to us without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which our common stock is then listed). Assuming the exchange of all outstanding eligible options for restricted stock under this offer, neither the shares of restricted stock issued in exchange nor the eligible options that are not returned under this offer will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense as the restricted stock vests based on the stock's value on the applicable date of grant.

    12.  LEGAL MATTERS; REGULATORY APPROVALS.

           We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock is subject to the conditions described in
Section 6.

    13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

           The following is a general summary of the material federal income tax consequences of the sale of options pursuant to the offer for U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

           GENERAL. There are no immediate tax consequences of receiving restricted stock in exchange for your eligible options, unless you make an election under Section 83(b) of the Code (see below). Upon vesting in the restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of such restricted stock, based on the average of the high and low prices of our common stock on the vesting date (or the last trading day prior to the vesting day if there are no trades on the vesting date). All taxes that must be withheld with respect to that income will be due to Safeguard immediately and will be funded as described below.

           SECTION 83(B) ELECTION. If you choose to make an election under
Section 83(b) of the Code, you must file it with the Internal Revenue Service within 30 days of the exchange. If you make a Section 83(b) election, you will be required to recognize ordinary income at the time of the exchange in an amount equal to the fair market value of the restricted stock on such date, and you will be required to pay all applicable taxes at that time by submitting the appropriate amount to us in cash. IF ANY OF THE RESTRICTED STOCK IS SUBSEQUENTLY FORFEITED, I.E., YOU LEAVE SAFEGUARD BEFORE THE SHARES ARE FULLY VESTED, YOU ARE NOT ENTITLED TO A DEDUCTION FOR THE LOSS ASSOCIATED WITH THE FORFEITED SHARES, NOR ARE YOU ENTITLED TO A REFUND OF THE TAXES PAID. However, having made the election and related filings, if you hold the restricted stock until after the shares vest (assuming you remain employed by us and the shares are not forfeited) and subsequently sell the shares of common stock issued upon vesting, the gain will be taxed as capital gain as opposed to ordinary income. If the shares have been held for more than one year, the capital gain will be subject to long-term tax rates.

           INCENTIVE STOCK OPTIONS. Certain of the eligible options subject to this offer are intended to qualify as "incentive stock options." You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for restricted stock. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. If you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise those options.

           WITHHOLDING TAXES. At the time you recognize ordinary income (either upon vesting or if you make an election under Section 83(b) of the Code upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. If you make a Section 83(b) election you must pay over to us the amount of the withholding taxes. In order to facilitate the payment of this withholding tax obligation, you will be obligated to pay to Safeguard the amount of this withholding tax obligation as a condition to receiving the certificate evidencing your vested restricted shares. In the event that you do not pay to Safeguard the amount of the withholding tax obligation on a timely basis, Safeguard will have the right to make other arrangements to satisfy the withholding obligations. Consequently, Safeguard reserves the right to sell vested restricted shares for your account and apply the proceeds to the withholding tax obligation or to set-off against the withholding tax obligation other payments from Safeguard to which you may be entitled.

    14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

           We may, at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

           Prior to the expiration date to terminate or amend the offer we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone accepting or canceling, we must give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

           As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the Offer.

           We may amend the offer at any time by announcing the amendment to all optionholders who are eligible to participate in the offer. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., eastern standard time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release or by sending an e-mail to each optionholder's e-mail address.

           If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will notify all option holders who are eligible to participate in the offer of the action:

           - increase or decrease what we will give you in exchange for your options; or

           - increase or decrease the number or type of options eligible to be exchanged in the offer.

           If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is published.

    15.  FEES AND EXPENSES.

           We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this offer.

    16.  ADDITIONAL INFORMATION.

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

           This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

           (a) our annual report on Form 10-K for our fiscal year ended December 31, 2000;

           (b) our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

           (c) our definitive proxy statement for our 2001 annual meeting of stockholders; and

           (d) the description of our common stock included in our registration statement on Form 8-A.

           The SEC file number for these filings is 1-5620. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:


                450 Fifth Street, N.W.         500 West Madison Street
                Room 1024                      Suite 1400
                Washington, D.C. 20549         Chicago, Illinois 60661


           You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov. Our common stock is quoted on the New York Stock Exchange under the symbol "SFE," and our SEC filings can be read at 20 Broad Street, New York, New York 10005. We will also provide without charge to each person to whom we deliver a copy of this Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                           Safeguard Scientifics, Inc.
                                 Attn: Secretary
                       Building 800, 435 Devon Park Drive
                            Wayne, Pennsylvania 19087

or by telephoning our Secretary at (610) 975-4943 between the hours of 9:00 a.m. and 5:00 p.m., Wayne, Pennsylvania local time.

           As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

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

           The information contained in this offer about Safeguard should be read together with the information contained in the documents to which we have referred you.

           We will revise or supplement this Offer to Exchange from time to time as necessary to reflect any material changes in the information concerning this offer and disseminate such revisions or supplements to the option holders who are eligible to participate in this offer.

17.        FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

           THE STATEMENTS CONTAINED IN THIS REPORT THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE CERTAIN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO BE MATERIALLY DIFFERENT THAN THOSE CONTEMPLATED BY THESE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE THE FACTORS DESCRIBED ELSEWHERE IN THIS REPORT AND IN OUR FILINGS WITH THE SEC, INCLUDING OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000. WE DO NOT ASSUME ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS OR OTHER INFORMATION CONTAINED IN THIS OFFER.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of options residing in such jurisdiction.

         Pursuant to Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 16 with respect to information concerning us.

Safeguard Scientifics, Inc.                                   December 21, 2001


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


                                                                      SCHEDULE A


         DIRECTORS AND EXECUTIVE OFFICERS OF SAFEGUARD SCIENTIFICS, INC.

Set forth below are the name, business address, present principal occupation or employment of each director and executive officer of Safeguard Scientifics, Inc. as of December 17, 2001.


Name                            Present Principal Employment                              Business Address
----                            ----------------------------                              ----------------
EXECUTIVE OFFICERS*
Anthony Craig                    Chief Executive Officer and President                Safeguard Scientifics, Inc.
                                                                                      800 The Safeguard Building
                                                                                      435 Devon Park Drive
                                                                                      Wayne, PA 19087

Jerry L. Johnson                 Executive Vice President, Operations                 Safeguard Scientifics, Inc.
                                                                                      800 The Safeguard Building
                                                                                      435 Devon Park Drive
                                                                                      Wayne, PA 19087

Christopher Davis                Executive Vice President and Chief Financial         Safeguard Scientifics, Inc.
                                 Officer                                              800 The Safeguard Building
                                                                                      435 Devon Park Drive
                                                                                      Wayne, PA 19087

N. Jeffrey Klauder               Executive Vice President and General Counsel         Safeguard Scientifics, Inc.
                                                                                      800 The Safeguard Building
                                                                                      435 Devon Park Drive
                                                                                      Wayne, PA 19087

Craig London                     Vice President                                       Safeguard Scientifics, Inc.
                                                                                      100 Hamilton Avenue
                                                                                      Suite 101
                                                                                      Palo Alto, CA   94301
DIRECTORS*

Vincent G. Bell Jr.              President of Verus Corporation                       Safeguard Scientifics, Inc.
                                                                                      800 The Safeguard Building
                                                                                      435 Devon Park Drive
                                                                                      Wayne, PA 19087

Walter W. Buckley III            President & CEO, Internet Capital Group, Inc.        Internet Capital Group
                                                                                      435 Devon Park Drive
                                                                                      Building 600
                                                                                      Wayne, PA 19087

Robert A. Fox                    President, R.A.F. Industries                         R.A.F. Industries
                                                                                      One Pitcairn Pl, Suite 2100
                                                                                      165 Township Line Road
                                                                                      Jenkintown, PA 19046-3593

Robert E. Keith Jr.              Managing Director of TL Ventures and President and   TL Ventures
                                 CEO, Technology Leaders Management, Inc.             700 Building
                                                                                      435 Devon Park Drive
                                                                                      Wayne, PA 19087

Michael J. Emmi                  Chairman, President and CEO, Systems & Computer      Systems & Computer Technology Corporation
                                 Technology Corporation                               4 Country View Road
                                                                                      Malvern, PA 19355

Jack L. Messman                  President and CEO, Novell, Inc.                      Novell, Inc.
                                                                                      1800 South Novell Place
                                                                                      Provo, Utah 84606

Warren V. Musser                 President, Musser Group                              Musser Group
                                                                                      Building 500
                                                                                      435 Devon Park Drive
                                                                                      Wayne, PA 19087

Russell E. Palmer                Chairman and CEO, The Palmer Group                   The Palmer Group
                                                                                      3600 Market Street, Suite 530
                                                                                      Philadelphia, PA 19104

John W. Poduska Sr.              Consultant                                           Safeguard Scientifics, Inc.
                                                                                      800 The Safeguard Building
                                                                                      435 Devon Park Drive
                                                                                      Wayne, PA 19087

Heinz Schimmelbusch              President, Safeguard International Group, Inc.,      Safeguard International Group
                                 Chairman, Allied Resource Corporation, Chairman,     Building 400
                                 Metallurg, Inc. and Managing Director, Safeguard     435 Devon Park Drive
                                 International Fund, L.P.                             Wayne, PA 19087

Carl J. Yankowski                Consultant                                           Safeguard Scientifics, Inc.
                                                                                      800 The Safeguard Building
                                                                                      435 Devon Park Drive
                                                                                      Wayne, PA 19087

* All Executive Officers and Directors are U.S. citizens, except Heinz Schimmelbusch, who is a citizen of Austria.

24